EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Montauk Renewables, Inc. (the “Corporation,” “Montauk,” “us,” “we,” or “our”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”) for additional information.

Authorized Capital Stock

Our authorized capital stock consists of shares of capital stock, par value $0.01 per share, of which:

•	690,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

Common stock

Voting Rights

Except as provided by law, our Amended and Restated Certificate of Incorporation or the certificate of designation pursuant to which a particular series of preferred stock is issued, the holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, including the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes properly cast by the stockholders at a meeting for the election of directors at which a quorum is present. There are no cumulative voting in the election of directors. The holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum at all meetings of stockholders for the transaction of business, except as otherwise provided by law or the certificate of designation pursuant to which a particular series of preferred stock is issued. Except as otherwise provided by law, our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws or the certificate of designation pursuant to which a particular series of preferred stock is issued, if a quorum is present at a meeting of the stockholders, matters will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the matter, except in the election of directors.

Dividend Rights

The holders of our common stock are entitled to dividends if, as, and when declared by our Board of Directors, from funds legally available therefor, subject to certain contractual limitations on our ability to declare and pay dividends or the preferential dividend rights of outstanding preferred stock (if any).

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Other Rights

No holder of our common stock has any preemptive or other subscription rights for any shares of our capital stock issued in the future. In addition, no conversion, redemption or sinking fund provisions apply to our common stock, and our common stock is not liable to further call or assessment by us or subject to any restriction on alienability, except as required by law.

Preferred Stock

Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative participation, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors may increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law

Certain provisions of our Amended and Restated Certification of Incorporation, our Amended and Restated Bylaws, and the DGCL could have anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below.

DGCL Section 203—Business Combinations with Interested Stockholders

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) the corporation’s officers and directors and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of its outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is broadly defined to include mergers, consolidations, and sales and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute. Neither our Amended and Restated Certificate of Incorporation nor our Amended and Restated Bylaws contain a provision electing to “opt-out” of Section 203. Section 203 of the DGCL could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Undesignated Preferred Stock

As discussed above under “Preferred Stock,” our Board of Directors has the authority to designate and issue preferred stock with voting or other rights or preferences that could delay, defer or prevent any attempt to acquire or control us.

Classified Board of Directors

The number of directors is fixed solely by resolution duly adopted from time to time by our Board of Directors, provided that the directors then in office are not less than 33 1/3% of the total number of directors then authorized, subject to the rights, if any, of the holders of preferred stock as specified in a certificate of designation. The directors, other than those directors who may be elected by the holders of preferred stock, are in classes with respect to the term for which they severally hold office. Our Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, with the number of directors in each class to be as nearly equal as possible. Our classified Board of Directors staggers the three-year terms of the three classes. With this structure, only approximately one-third of the members of our Board of Directors will be elected each year. This classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

Vacancies; Removal

Subject to any rights of any holders of preferred stock to elect directors and fill vacancies on the Board of Directors, all vacancies created in our Board of Directors resulting from any increase in the authorized number of directors or the death, resignation, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors on our Board of Directors then in office, even if less than a quorum is present or by a sole remaining director. Any director appointed to fill a vacancy on our Board of Directors will be appointed for the full term of the class of directors in which the new directorship was created or the vacancy occurred, if applicable, and until such director’s successor will have been duly elected and qualified. No decrease in the number of directors will shorten the terms of any incumbent director.

While the Board of Directors is classified, directors may be removed by the affirmative vote of holders of 66 2/3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class, but only for cause, except as otherwise provided by law. Following such time as our Board of Directors is no longer classified, our directors may be removed with or without cause by the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, except as otherwise provided by law. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors.

Advance Notice Requirements

Our Amended and Restated Bylaws establishes advance notice procedures for stockholders seeking to nominate candidates for election to the Board of Directors or for proposing matters which can be acted upon at stockholders’ meetings.

Stockholder Action by Unanimous Written Consent

Our Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting, except by unanimous written consent.

Special Meetings of Stockholders

Our Amended and Restated Bylaws provides that special meetings of stockholders may be called by (a) the Chairman of the Board of Directors, (b) our Chief Executive Officer, or (c) our Secretary acting at the request of the Chairman of the Board of Directors or a majority of the total number of directors that would comprise our Board of Directors if there were no vacancies on the Board of Directors.

Amendments to Our Governing Documents

Generally, amendments to our Amended and Restated Certificate of Incorporation require the approval of our Board of Directors and an affirmative vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. However, prior to the conclusion of the 2030 annual meeting of our stockholders, an amendment to certain provisions of our Amended and Restated Certificate of Incorporation that relate to (a) the amendment of our Amended and Restated Bylaws, (b) the number, election and terms of our directors, (c) the nomination of director candidates, (d) newly created directorships and vacancies, (e) the removal of our directors, and (f) the indemnification of our directors will require the affirmative vote of at least 66 2/3% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors then outstanding, voting together as a single class. Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is expressly authorized to make, amend or repeal our Amended and Restated Bylaws. After the conclusion of the 2030 annual meeting of our stockholders, all amendments to our Amended and Restated Certificate of Incorporation will require the approval of our Board of Directors and an affirmative vote of a majority of our outstanding capital stock entitled to vote thereon, and a majority of our outstanding capital stock of each class entitled to vote thereon as a class.

Generally, amendments to our Amended and Restated Bylaws require approval (a) at a meeting of the stockholders, provided the proposed amendment or supplement has been properly described or referred to in the notice of meeting or (b) by the Board of Directors, provided that no amendment adopted by our Board of Directors may vary or conflict with any amendment adopted by our stockholders, except as otherwise provided by law, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws. However, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that, prior to the conclusion of the 2030 annual meeting, our stockholders may amend certain provisions of our Amended and Restated Bylaws that relate to (a) the classification of our directors, (b) the removal of our directors and (c) the amendment of our Amended and Restated Bylaws only with the approval of at least 66 2/3% of the voting power of all shares of our capital stock entitled to vote generally in the election of directors then outstanding, voting together as a single class. After the conclusion of the 2030 annual meeting of our stockholders, all amendments to our Amended and Restated Bylaws will require approval (a) at a meeting of the stockholders, provided the proposed amendment or supplement has been properly described or referred to in the notice of meeting or (b) by the Board of Directors, provided that no amendment adopted by our Board of Directors may vary or conflict with any amendment adopted by our stockholders.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of The Nasdaq Capital Market (“Nasdaq”) and the DGCL, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our stockholders for issuance of common stock or preferred stock unless our Board of Directors believes that approval is advisable or is required by applicable stock exchange rules or the DGCL.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (of if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or other employees to us or to our stockholders; any action asserting a claim arising pursuant to the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. We refer to this provision in our Amended and Restated Certificate of Incorporation as the Delaware Forum Provision. The Delaware Forum Provision will not apply to any claim arising under the Securities Act or the Exchange Act. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act. We refer to this provision in our Amended and Restated Certificate of Incorporation as the Federal Forum Provision. Any person or entity purchasing or otherwise acquiring an interest in any of our securities shall be deemed to have notice of and to have consented to the Delaware Forum Provision and Federal Forum Provision, provided, however, that such security holders cannot and will not be deemed to have waived compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on security holders in pursuing any such claims to the extent the provisions require the security holders to litigate in a particular or different forum. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders or us. The Court of Chancery of the State of Delaware and the federal district courts, as applicable, may reach a different judgment or result than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. The Federal Forum Provision may impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Listing

Our common stock is listed on Nasdaq under the symbol “MNTK” and on the Johannesburg Stock Exchange under the symbol “MKR.”